Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Genie Energy Ltd.

Newark, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 16, 2018, except for the effects of the change in segments described in Note 1, as to which the date is March 18, 2019, relating to the consolidated financial statements of Genie Energy Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

BDO USA, LLP
Woodbridge, New Jersey

June 5, 2019